EXHIBIT 99.1

EDGELINE HOLDINGS SIGNS EXCLUSIVE OPTION AGREEMENT WITH THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER

HOUSTON--(BUSINESS WIRE) December 5, 2007 -- Edgeline Holdings, Inc. (OTCBB:ELHI) announced today that it has signed an Option agreement with The University of Texas M. D. Anderson Cancer Center that provides Edgeline Holdings the exclusive right to negotiate a license to five technologies relating to the treatment of various cancers over a nine month period. During this period the company has the right to evaluate the patents rights, potential products and markets, and to negotiate a license for the use of these patents.

“This agreement gives us the necessary time to allow our subsidiary, Intertech Bio, to properly evaluate the potential of these technologies.” stated Leonard Ivins, Chief Executive Officer of Edgeline Holdings. “M. D. Anderson has been a leader in developing new cancer therapies and we are excited about the opportunity to work with such a great institution.”

About Edgeline Holdings, Inc.

Headquartered in Houston, Texas, Edgeline Holdings, Inc. is a publicly traded holding company that specializes in the area of discovering and acquiring leading-edge niche technologies. These technologies will be incubated and nurtured into market ready applications. Edgeline's current and prospective portfolio consists of early stage companies that require management expertise to further develop the technology to ultimately maximize the value of such technologies by bringing them to market through licensing arrangements and partnerships.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company's ability to successfully acquire and develop technologies that are and may be acquired. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about Edgeline's future business and financial results, refer to Edgeline's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007 and Annual Report on Form 10-KSB for the year ended March 31, 2007. Edgeline Holdings undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

Contact:
Edgeline Holdings, Inc., Houston
J. Leonard Ivins, 713-621-5208
Investors@edgelineholdings.com